UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant        ☒

Filed by a Party other than the Registrant        ☐

Check the appropriate box:
☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

BLACKROCK INNOVATION AND GROWTH TERM TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

BlackRock Innovation and Growth Term Trust

« YOUR VOTE MATTERS «

Make Your Voice Heard and Protect Your Investment

VOTE THE WHITE CARD

BlackRock Innovation and Growth Term Trust (the “Fund”)

(NYSE: BIGZ)

Why am I receiving this letter?

An activist hedge fund managed by Saba Capital Management, L.P. (“Saba”) is soliciting votes on “proposals” that will NOT be brought before the Fund’s upcoming annual meeting and may NOT be voted on at the meeting under clearly stated provisions in the Fund’s governing documents.

Saba is misleading you by including the proposals in its proxy statement and proxy card. Please do NOT send back any proxy card you may receive from Saba.

Why is Saba soliciting votes on proposals that, if implemented, would eliminate certain shareholder protections that have been in place since the Fund’s inception?

Your Board believes that Saba is acting in its own self-interest in seeking to have shareholders vote on its “proposals.” Implementation of Saba’s proposals would eliminate important corporate governance measures and make it easier for Saba to take control of the Fund and force actions on the Fund that are adverse to the goals of other shareholders who purchased the Fund for its monthly distribution and access to innovative companies. Specifically:

➢ Saba wants authority to adopt, alter and repeal the Fund’s Bylaws in order to advance its own interests without any input from your experienced Board members, who make decisions based on a legal requirement to look out for the interests of Fund shareholders.

➢ Saba wants to lower the required voting standard in contested elections to make it easier for Saba to quickly replace the Fund’s independent, qualified and experienced board members with its compromised, unqualified nominees who are otherwise unlikely to win the support of a majority of the Fund’s shareholders.

➢ Saba wants to change the Board’s classified structure so that it can more quickly take control of the Board and impose its self-serving agenda on the Fund and other shareholders.

➢ Saba wants to remove the protections afforded by the Maryland Control Share Acquisition Act, a state law that balances the rights of all shareholders.

➢ Saba wants to force the Fund into conducting one or more tender offers that would increase expenses, jeopardize the Fund’s ability to continue to operate and fundamentally change the nature of the Fund.

Please do not be fooled. Saba’s proposals are self-serving and disingenuous.

How does the Board recommend that I vote?

➢ The Board, including the independent Board Members, unanimously recommends a vote “FOR” the Board’s experienced, qualified, and diverse Nominees, who have approved initiatives that have helped all shareholders, like share repurchases, using the WHITE proxy card.

➢ Please do NOT send back any proxy card you may receive from Saba, even to withhold votes on Saba’s Nominees, as this will cancel your prior vote for the Board Nominees. Only your latest dated proxy will count at the meeting.

➢ If you have already sent back the proxy card you received from Saba, you can still change your vote by promptly completing, signing, dating and returning the WHITE proxy card, which will replace the proxy card you previously completed.

All investments involve risk, including the possible loss of the principal amount invested.

Important information about the Fund

This material is not an advertisement and is intended for existing shareholder use only. This document and the information contained herein relates solely to BlackRock Innovation and Growth Term Trust (BIGZ). The information contained herein does not relate to, and is not relevant to, any other fund or product sponsored or distributed by BlackRock or any of its affiliates. This document is not an offer to sell any securities and is not a solicitation of an offer to buy any securities.

Common shares for the closed-end fund identified above are only available for purchase and sale at current market price on a stock exchange. A closed-end fund’s dividend yield, market price and NAV will fluctuate with market conditions. The information for this Fund is provided for informational purposes only and does not constitute a solicitation of an offer to buy or sell Fund shares.

Performance results reflect past performance and are no guarantee of future results. Current performance may be lower or higher than the performance data quoted. All returns assume reinvestment of all dividends. The market value and net asset value (NAV) of a fund’s shares will fluctuate with market conditions. Closed-end funds may trade at a premium to NAV but often trade at a discount.

© 2023 BlackRock, Inc. or its affiliates. All Rights Reserved. BLACKROCK is a trademark of BlackRock, Inc., or its affiliates. All other trademarks are those of their respective owners.

June 2023 | BlackRock Innovation and Growth Term Trust (BIGZ)	Not FDIC Insured • May Lose Value • No Bank Guarantee

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